Fibrocell Reports First Quarter 2016 Financial Results and Operational Highlights

- Company to Host Conference Call and Webcast Today at 8:30 a.m. EDT -

EXTON, PA - May 5, 2016 - Fibrocell Science, Inc. (NASDAQ: FCSC), an autologous cell and gene therapy company focused on developing transformational therapies for diseases affecting the skin, connective tissue and joints, today reported financial results for the first quarter ended March 31, 2016 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.

“The recent progress of our personalized biologics pipeline is exciting and, we believe, positions Fibrocell to achieve key value-creating milestones in the coming weeks,” said David Pernock, Chairman and Chief Executive Officer. “In June, we expect to report primary endpoint results from our Phase II clinical trial of azficel-T for the treatment of vocal cord scarring and also initiate a Phase I clinical trial of FCX-007, our orphan gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa.”

Recent Operational Highlights and Upcoming Milestones

azficel-T

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In April, the last subject visit for the primary endpoint analysis was completed in Fibrocell’s Phase II clinical trial of azficel-T for the treatment of vocal cord scarring resulting in chronic or severe dysphonia. The study is a double-blind, randomized, placebo-controlled trial designed to evaluate the safety and efficacy of azficel-T in subjects with chronic or severe dysphonia caused by idiopathic vocal cord scarring or atrophy. Fibrocell expects to report primary endpoint results in June 2016.

FCX-007

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In April, Fibrocell received allowance from the U.S. Food and Drug Administration (FDA) to initiate a Phase I/II clinical trial for FCX-007 in adults. FCX-007 is Fibrocell’s lead orphan gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell expects to initiate the Phase I portion of the trial in June 2016. The primary objective of this open label trial will be to evaluate the safety of FCX-007 in RDEB subjects. Additionally, the trial will evaluate type VII collagen expression and the presence of anchoring fibrils resulting from FCX-007, as well as evidence of wound healing. FCX-007 is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.

FCX-013

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In April, Fibrocell received orphan drug designation from the FDA for FCX-013 for the treatment of localized scleroderma, a chronic autoimmune disease characterized by thickening of the skin and connective tissue that can be debilitating and painful. FCX-013 is currently in pre-clinical development for the treatment of linear scleroderma, a form of localized scleroderma.

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In January, Fibrocell completed a proof-of-concept study for FCX-013 to determine its potential to reduce dermal thickness in fibrotic tissue.  FCX-013 was evaluated in a bleomycin-induced scleroderma model, utilizing severe combined immunodeficiency (SCID) mice. Data from the study demonstrated that FCX-013 reduced the dermal thickness of fibrotic tissue to levels similar to non-bleomycin (saline) treated skin and further reduced the thickness of the sub-dermal muscle layer. Based upon these results and the FDA’s feedback to our pre-IND briefing package, Fibrocell is advancing FCX-013 into pre-clinical dose-ranging studies. Fibrocell expects to submit an IND application for FCX-013 to the FDA in 2017. FCX-013 is also being developed in collaboration with Intrexon.

Financial Results for the Three Months Ended March 31, 2016 and 2015

For the three months ended March 31, 2016, Fibrocell reported a diluted net loss of $0.08 per share, compared to a diluted net loss of $0.21 per share for the same period in 2015. The 2016 quarter included $5.3 million in non-cash warrant revaluation income, compared to non-cash warrant revaluation expense of $1.7 million in the prior year period.

Research and development expense remained consistent at $3.9 million and $4.0 million for the quarters ended March 31, 2016 and 2015, respectively. Decreases in costs related to our ongoing programs were offset by increased compensation and process development expenses.

Selling, general and administrative expense for the quarter ended March 31, 2016 were approximately $2.7 million, as compared to $2.9 million for the same period in 2015. The slight decrease was primarily due to decreased professional fees partially offset by increased compensation expense in the 2016 period as a result of the addition of new hires as well as higher non-cash stock compensation.

As of March 31, 2016, the Company had cash and cash equivalents of $13.1 million and working capital of $11.3 million. Fibrocell used $16.1 million in cash for operations during the first quarter of 2016, as compared to $4.2 million used in the first quarter of 2015. The $11.9 million increase was due to the one time up-front $10 million technology access fee payment to Intrexon in January 2016 in connection with the 2015 ECC and the payment of employee bonuses and professional fees in the first quarter of 2016. The Company believes that its current cash and cash equivalents will be sufficient to fund operations into the fourth quarter of 2016. Additional capital will be needed by the Company to fund operations beyond that point.

Conference Call and Webcast

To participate on the live call, please dial 888-576-4387 (domestic) or +1-719-325-2144 (international), and provide the conference code 8725246 five to ten minutes before the start of the call. The conference call will also be webcast live under the “Investors” section of Fibrocell's website at www.fibrocell.com/investors/events and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs. Fibrocell’s most advanced product candidate, azficel-T, uses its proprietary autologous fibroblast technology and is in a Phase II clinical trial for the treatment of vocal cord scarring resulting in chronic or severe dysphonia. In collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology, Fibrocell is also developing gene therapies for diseases affecting the skin, connective tissue and joints using genetically-modified autologous fibroblasts.  Fibrocell recently received allowance from the FDA to initiate a Phase I/II clinical trial of FCX-007 in adult subjects, and expects to initiate the Phase I portion of the trial in June 2016. FCX-007 is Fibrocell’s lead orphan gene-therapy product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB).  Fibrocell is in pre-clinical development of FCX-013, its orphan gene-therapy product candidate for the treatment of linear scleroderma.  In addition, Fibrocell and Intrexon are in collaboration to develop a gene therapy for the treatment of arthritis.  For more information, visit www.fibrocell.com or follow us on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo, Fibrocell Science and LAVIV® are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the initiation of our Phase I/II clinical trial for FCX-007; the reporting of primary endpoint results from our Phase II clinical trial for azficel-T; the initiation and design of additional pre-clinical studies, and submission of an IND for FCX-013; the potential advantages of our product candidates; and other statements regarding our future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others:  our ability to obtain additional capital to fund our operations; changes in law affecting orphan- designated drugs; our ability to maintain orphan drug designation for FCX-007 and FCX-013; FDA allowance to treat pediatric subjects in the Phase II portion of our Phase I/II clinical trial of FCX-007; uncertainties relating to the initiation and completion of pre-clinical and clinical trials; whether pre-clinical and clinical trial results will validate and support the safety and efficacy of our product candidates; varying interpretation of pre-clinical and clinical data; our ability to maintain our collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in our most recent Form 10-K filing. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While we may update certain forward-looking statements from time to time, we specifically disclaim any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor Relations Contact:
John Woolford
Westwicke Partners
443.213.0506
john.woolford@westwicke.com

Media Relations Contact:
Michael Parks
484.356.7105
michael@pitch360inc.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

Condensed Consolidated Statements of Operations Data:

	For the Three Months Ended March 31,
	2016	2015
Revenue from product sales	$12	$113
Collaboration revenue	4	81
Total revenue	16	194
Cost of product sales	17	144
Cost of collaboration revenue	1	3
Total cost of revenue	18	147
Gross (loss) profit	(2)	47
Research and development expense	3,926	3,987
Selling, general and administrative expense	2,740	2,924
Operating loss	(6,668)	(6,864)
Other income (expense):
Warrant revaluation income (expense)	5,257	(1,663)
Interest income	4	2
Loss before income taxes	(1,407)	(8,525)
Income tax benefit	—	—
Net loss	$(1,407)	$(8,525)

Per Share Information:
Net loss:
Basic	$(0.03)	$(0.21)
Diluted	$(0.08)	$(0.21)
Weighted average number of common shares outstanding:
Basic	43,898,785	40,861,329
Diluted	43,970,853	40,861,329

Condensed Consolidated Balance Sheet Data:

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$13,095	$29,268
Working capital	11,255	15,629
Total assets	20,210	36,712
Warrant liability, current and long term	3,018	8,275
Total liabilities	6,869	22,509
Stockholders' equity	13,341	14,203